Exhibit 3.173

State of Delaware Secretary of State Division of Corporations Delivered 03:53 PM 02/04/2019 FILED 03:53 PM 02/04/2019 SR 20190713592 - File Number 7266658

STATE OF DELAWARE
CERTIFICATE OF FORMATION
OF LIMITED LIABILITY COMPANY

The undersigned authorized person, desiring to form a limited liability company pursuant to the Limited Liability Company Act of the State of Delaware, hereby certifies as follows:

1.                                      The name of the limited liability company is Sand Lake Midstream, LLC

2.                                      The Registered Office of the limited liability company in the State of Delaware is located at 850 New Burton Road, Suite 201 (street), in the City of Dover, Zip Code 19904. The name of the Registered Agent at such address upon whom process against, this limited liability company may be served is COGENCY GLOBAL INC.

By:	/s/ Sean D. Hawkins
Authorized Person

Name:	Sean D. Hawkins
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